Exhibit 5.1

February 1, 2008

Gulf Western Petroleum Corporation
4801 Woodway Drive, Suite 306W
Houston, Texas 77056

Re:   Registration Statement on Form SB-2 of Gulf Western Petroleum Corporation

Ladies and Gentlemen:

We have acted as special Nevada counsel to Gulf Western Petroleum Corporation, a Nevada corporation (the “Company”), with respect to the preparation of the registration statement on Form SB-2, as amended as of the date hereof (the “Registration Statement”), filed with the Securities and Exchange Commission in connection with the registration by the Company under the Securities Act of 1933 of the resale of 15,971,928 shares (the “Shares”) of the Company’s common stock, par value $.001 per share (the “Common Stock”), consisting of (i) 1,500,000 currently outstanding shares of Common Stock (the “Outstanding Shares”); (ii) 10,885,390 shares of Common Stock (the “Note Shares”) issuable upon conversion of certain outstanding notes issued by the Company; and (iii) 3,586,538 shares of Common Stock (the “Warrant Shares”) issuable upon the conversion of certain warrants (“Warrants”) issued by the Company.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and such corporate records, documents, instruments and certificates of the Company as we considered appropriate for purposes of the opinions expressed herein.  In such examination, we have assumed without independent investigation the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons, and the conformity of any documents submitted to us as copies to their respective originals.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that (i) the Outstanding Shares are validly issued, fully paid and non-assessable; (ii) the Note Shares have been duly authorized, and upon conversion of the Notes pursuant to terms of thereof, will be validly issued, fully paid and non-assessable; and (iii) the Warrant Shares have been duly authorized and, upon exercise of the Warrants pursuant to the terms thereof, will be validly issued, fully paid and non-assessable.

Our opinion herein is limited to the effect on the subject transactions of the laws of the State of Nevada as in effect on the date hereof.  We assume no responsibility regarding the applicability to such transactions, or the effect thereon, of the laws of any other jurisdiction.  The opinions expressed in this letter are rendered as of the date hereof, and we express no opinion as to circumstances or events that may occur subsequent to such date.

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3960 HOWARD HUGHES PKWY., SUITE 700
LAS VEGAS, NEVADA 89169
702.732.9099 PH | 702.732.7110 FX

Gulf Western Petroleum Corporation
February 1, 2008

We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included as a part of the Registration Statement.

Very truly yours,

/s/ Rice Silbey Reuther & Sullivan, LLP

RICE SILBEY REUTHER & SULLIVAN, LLP